Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects EBITDA further adjusted for certain items, which may vary from period to period, including (i) changes in the fair value of derivatives embedded within convertible debt, (ii) losses on extinguishment of debt, (iii) gains on liquidation of long-term investments, (iv) losses on investments, (v) equity income or losses on long-term investments, (vi) gains on the sale of investment securities available for sale, (vii) equity income from our non-consolidated real estate business, (viii) gains on sales of townhomes, (ix) the acceleration of interest expenses related to debt conversion, (x) stock-based compensation expenses, (xi) litigation judgment expenses, (xii) litigation settlement charges, (xiii) the Philip Morris brand transaction, (xiv) gains or losses on the sale of assets, and (xv) other net income, as well as other charges not indicative of our core operations. We believe that Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations and enhances an understanding of our operating performance. We believe Adjusted EBITDA provides investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management uses Adjusted EBITDA as a measure to review and assess operating performance of its business and management and investors should review both the overall performance (GAAP net income) and the operating performance (Adjusted EBITDA) of our business. While we consider Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. In addition, Adjusted EBITDA is susceptible to varying calculations and our measurement of Adjusted EBITDA may not be comparable to those of other companies.

Adjusted EBITDA, as presented herein, is not calculated in the same manner as Consolidated EBITDA, as defined under the indenture that governs our senior secured notes. Consolidated EBITDA, not Adjusted EBITDA, will be used to determine compliance with certain covenants contained in the indenture governing the notes and our ability to make certain restricted payments or enter into certain affiliate transactions will be restricted if we cannot meet specified levels of Consolidated EBITDA.

The following table reconciles net income, calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2009	2010	2011	2011	2012	2012
				(Unaudited)		(Unaudited)
	(Dollars in thousands)
Net income	$24,806	$54,084	$75,020	$67,223	$14,137	$21,934
Interest expense	68,490	84,096	100,706	75,431	78,667	103,942
Income tax provision (benefit)	3,731	31,486	48,137	43,645	11,043	15,535
Depreciation and amortization	10,398	10,790	10,607	7,931	7,948	10,624
EBITDA	$107,425	$180,456	$234,470	$194,230	$111,795	$152,035
Changes in fair value of derivatives embedded within convertible debt (a)	35,925	(11,524)	(7,984)	(13,248)	21,020	26,284
Loss on extinguishment of debt	18,573	—	—	—	—	—
Gain on liquidation of long-term investments (b)	—	—	(25,832)	(25,832)	—	—
Provision for loss on investments (c)	8,500	—	—	—	—	—
Equity (loss) income on long-term investments (d)	—	(1,489)	859	1,090	1,205	974
Gain on sale of investment securities available for sale	—	(19,869)	(23,257)	(20,558)	(1,640)	(4,339)
Equity income from non-consolidated real estate businesses (e)	(15,213)	(23,963)	(19,966)	(17,597)	(20,969)	(23,338)
Gain on sales of townhomes	—	—	(3,843)	(3,722)	—	(121)
Acceleration of interest expense related to debt conversion	—	—	1,217	1,217	14,960	14,960
Stock-based compensation expense (f)	3,642	2,704	3,183	2,377	2,434	3,240
Litigation expenses (g)	—	19,161	—	—	—	—
Philip Morris brand transaction (h)	(5,000)	—	—	—	—	—
Other, net	(618)	(1,434)	(1,779)	(351)	(856)	(2,284)
Adjusted EBITDA	$153,234	$144,042	$157,068	$117,606	$127,949	$167,411

(a)	Represents income or losses realized as a result of changes in the fair value of the derivatives embedded in our convertible debt.

(b)	Represents gains recognized in connection with the liquidation of two of our long-term investments.

(c)	Non-cash charge related to write-downs on real estate investments.

(d)	Represents income or losses recognized on long-term investments that we account for under the equity method.

(e)	Represents equity income realized from our investment in certain real estate businesses that are not consolidated in our financial results.

(f)	Represents amortization of certain stock-based compensation.

(g)	Reflects payment of adverse judgments in two tobacco-related litigation cases and a settlement charge.

(h)	Reflects the final $5.0 million by Philip Morris related to the exercise of its option to purchase interest in Trademarks LLC.